Exhibit 99.1

LAUREATE EDUCATION ANNOUNCES $150 MILLION STOCK REPURCHASE PROGRAM

BALTIMORE, MARYLAND - August 8, 2019 (GLOBE NEWSWIRE) -- Laureate Education, Inc. (NASDAQ: LAUR) (the “Company”) announced today that its board of directors has approved a new stock repurchase program to acquire up to $150 million of the Company’s Class A common stock. The Company expects to complete the repurchase program by no later than the first half of next year, dependent on market conditions.

"We are pleased to announce our new share repurchase program as it underscores the confidence we have in our business model and the long-term outlook for Laureate," said Eilif Serck-Hanssen, President and Chief Executive Officer. "We remain committed to delivering value to our shareholders while maintaining a strong financial position to support the future growth of our business."

The Company's proposed repurchases may be made from time to time on the open market at prevailing market prices, in privately negotiated transactions, in block trades and/or through other legally permissible means, depending on market conditions and in accordance with applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Repurchases may be effected pursuant to a trading plan adopted in accordance with Rule 10b5-1 of the Exchange Act. The Company's board of directors will review the share repurchase program periodically and may authorize adjustment of its terms and size or suspend or discontinue the program. The Company intends to finance the repurchases with free cash flow and excess cash and liquidity on-hand.

Forward-Looking Statements
This press release includes statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of the U.S. federal securities laws, which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “seek,” “intend,” “expect” or similar expressions that concern the Company’s strategy, plans or intentions. Forward-looking statements are based on the Company’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from the Company’s expectations are set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

About Laureate Education, Inc.
Laureate Education, Inc. is the largest international network of degree-granting higher education institutions, with more than 850,000 students enrolled at over 25 institutions with more than 150 campuses, which we collectively refer to as the Laureate International Universities network. Laureate offers high-quality undergraduate, graduate and specialized degree programs in a wide range of academic disciplines that provide attractive employment prospects. Laureate believes that when our students succeed, countries prosper and societies benefit. This belief is expressed through the company’s philosophy of being ‘Here for Good’ and is represented by its status as a certified B Corporation® and conversion in 2015 to a Delaware public benefit corporation, a new class of corporation committed to creating a positive impact on society.

Investor Relations Contact:
ir@laureate.net

Media Contacts:

Laureate Education, Inc.
Adam Smith
adam.smith@laureate.net
U.S.: +1 (443) 255 0724

Source: Laureate Education, Inc.